                                                                   EXHIBIT 8.2


July 26, 1999


Mr. Bill Gardiner
Chief Financial Officer
King Ranch, Inc.
1415 Louisiana, Suite 2300
Wedge International Tower
Houston, Texas  77002

Dear Bill:

You have requested our opinion regarding whether the distribution of all of the stock of King Ranch Energy, Inc. ("Controlled") by King Ranch, Inc. ("KRI") to its shareholders qualifies as a tax-free "spin-off" within the meaning of
Section 355(a) of the Internal Revenue Code.(1)

In rendering the opinion expressed herein, we have relied upon the completeness, truth and accuracy of (i) the Statement of Facts, as set forth below, provided by an authorized representative of KRI, (ii) the Representations, as provided by an authorized representative of KRI in the Certificate of Representations, dated July 23, 1999, (iii) the Revenue Procedure 96-30, 1996-1 C.B. 696, Checklist Questionnaire, dated July 23, 1999, (iv) the letter from the management of St. Mary's Land and Exploration Company, dated July 23, 1999, and (v) the following documents (the "Documents"):

1. Financial Statements for King Ranch, Inc. and subsidiaries for the calendar year ended December 31, 1998;

2. Summary Profit and Loss Statements for King Ranch, Inc., King Ranch Holdings, Inc., King Ranch Minerals, Inc., and King Ranch Energy, Inc. for the calendar years ended December 31, 1994, 1995, 1996, 1997, and 1998.

You have advised us that the Statement of Facts and the Representations, both set forth below, as well as the Revenue Procedure 96-30 Checklist Questionnaire and the Documents, provide a complete and accurate description of all relevant facts and circumstances surrounding the Proposed Transaction. We have made no independent determination with respect to the facts and, therefore, have relied upon the completeness, truth and accuracy of the Statement of Facts, the Representations, Revenue Procedure 96-30, and the Documents for purposes of this letter. Any omissions from, or modifications to,

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(1) All section references ("Section") are to the Internal Revenue Code of
1986, as amended. Unless otherwise specified, all regulation section references are to sections of the Federal Income Tax Regulations.

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 2


the Statement of Facts, Representations, Revenue Procedure 96-30 or Documents may affect the conclusions stated herein, perhaps in an adverse manner.

This opinion is being rendered only to the addressee in connection with the Proposed Transaction, described below, and is intended solely for the benefit of KRI and its shareholders. This opinion may not be relied upon by any other person or persons, or used for any other purposes, including, but not necessarily limited to, filings with governmental agencies without the prior written consent of Ernst & Young LLP.


                     STATEMENT OF FACTS AND REPRESENTATIONS

                                KING RANCH, INC.

KRI, (EIN: 74-0726547) a Texas corporation, is the common parent of an affiliated group of corporations that files a consolidated federal income tax return (the "Distributing Group") using a calendar year end. KRI and its subsidiaries are accrual basis taxpayers. KRI was incorporated in 1934 and has been engaged in ranching operations since its incorporation.

KRI currently has 42,938 shares of Class A voting common stock ("Class A stock") and 367,328 shares of Class B nonvoting common stock ("Class B stock") outstanding. Such shares are beneficially owned by several generations of the King family. The Class A stock is owned by approximately 40 individuals and 50 entities. The Class B stock is owned by approximately 35 individuals and 75 entities. The entities are generally trusts for the benefit of King family members. In addition, two charities own shares of KRI's Class B stock.

KRI is directly engaged in the business of conducting ranching, farming, commodity market operations and various other agricultural pursuits (the "Agribusiness Operations"). KRI conducts its operations on a total of approximately 900,000 acres of land located in Texas and Florida.(2) A substantial part of the KRI's operations consists of breeding and raising its cattle herd (using approximately 825,000 acres in South Texas and 5,000 acres in Central Texas). The cattle operations consist primarily of breeding, pasture grazing and operating a commercial feedyard. KRI also breeds and raises quarter horses for ranch use, as well as for sale to third parties. In addition, KRI conducts various farming operations in South Texas and Florida. The farming operations consist primarily of producing cotton and milo crops in South Texas, and sod, sugar cane and rice crops in Florida.

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(2) Foreign operations are conducted through a corporate subsidiary in Brazil.

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 3


KRI had a total of 273 full-time and 57 part-time employees in its domestic Agribusiness Operations as of the end of 1998.


                            KING RANCH HOLDINGS, INC.

King Ranch Holdings, Inc. ("KRH") (EIN: 74-2617718), was incorporated as a holding company under the laws of Delaware in November, 1991. The stock of KRH is owned 100 percent by KRI. KRH owns the stock of five subsidiaries. In addition, KRH owns a 95 percent limited partnership interest in Running W, Ltd., an accrual basis limited partnership that provides administrative services to members of the Distributing Group, employs approximately 40 personnel, and receives royalties from members of KRI's affiliated group for the use of various intangibles.

                            KING RANCH MINERALS, INC.

King Ranch Minerals, Inc. ("KRM") (EIN 74-2102814), a Delaware corporation, was incorporated in November, 1991, as King Ranch Oil and Gas, Inc. Effective January 1, 1998, the corporation changed its name King Ranch Minerals, Inc. The stock of KRM is owned 100 percent by KRH. KRM is engaged in the management of its minority ownership in oil and gas royalty interests operated by Exxon. KRM employs two individuals, a "land manager" and a "lease analyst," to oversee the risks and hazards associated with the oil and gas production operations conducted on King Ranch, and to advise and consult with KRI shareholders regarding their individually owned royalty interests. The land manager is also actively involved in negotiations with Exxon regarding lease terms and structure.

                             KING RANCH ENERGY, INC.

Controlled (EIN 76-0554924), a Delaware corporation, was incorporated on December 31, 1997, by KRM. Upon the incorporation of Controlled, KRM (known at the time as King Ranch Oil and Gas, Inc.) transferred assets and liabilities associated with its Energy Business Operations, discussed below, to Controlled in exchange for stock of Controlled in a transaction qualifying as a tax-free contribution to capital under Section 351.(3) The stock of Controlled is currently owned 100 percent by KRM. Since its incorporation, Controlled has been directly engaged in the exploration for, and the development and production of, natural gas and crude oil (the "Energy Business Operations"). Prior to the incorporation of Controlled, its operations were conducted by KRM since its incorporation in 1991.

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(3) Ernst & Young LLP has not rendered an opinion regarding the qualification of the asset transfer under Section 351.

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 4


Controlled has a total of 28 employees engaged in its domestic Engergy Business Operations as of June 39, 1999; the employees perform exploration, production, marketing, and administrative functions. Controlled's onshore operations are conducted in Texas, Louisiana, Oklahoma, North Dakota, and Utah, while its offshore operations are conducted in the Gulf Coast regions of Louisiana and Texas.

                            INTERCOMPANY OBLIGATIONS

As of June 30, 1999, Controlled has the following intercompany obligations outstanding: a payable in the approximate amount of $12,226,000 (the "Payable"), and a long-term note in the approximate amount of $15,089,000 (the "Long-Term Note"). The creditor on the Payable is Running W, Ltd., in which KRI is a 5 percent general partner, and KRH is a 95 percent limited partner. Controlled issued the Payable to compensate Running W, Ltd. for the use of certain trademark names and symbols, as well as for general administrative, legal, and management services; the amount of the payable has accumulated and accrued since 1995. Controlled issued the Long-Term Note to compensate KRH for funding operating and production activities of Controlled in prior years. The Long-Term Note was originally issued November, 1998.

Prior to consummating the Proposed Transaction, Running W, Ltd. will make an operating distribution of the Payable from Controlled to its partners (KRI and KRH). KRI will then contribute its interest in the Payable to KRH; KRH will contribute the Payable and the Long-Term Note to KRM, and KRM will contribute the Payable and the Long-Term Note to Controlled. Upon receipt of the Payable and the Long-Term Note, Controlled's obligations will be extinguished.(4)

                                BUSINESS PURPOSE

St. Mary's Land and Exploration Company ("Acquirer"), a publicly traded Delaware corporation, and a geographically diversified oil and gas producer, is interested in acquiring KRI's Energy Business Operations, located in Controlled. Acquirer is currently negotiating with KRI to acquire all of the outstanding stock of Controlled in exchange for Acquirer voting stock in a transaction intended to qualify under Section 368(a)(1)(B). Acquirer has indicated orally as well as in a letter to the management of KRI that it does not want to have a significant corporate shareholder of its stock. Moreover, it is the understanding of the management of KRI that Acquirer will consummate the acquisition only if it is able to acquire the stock of Controlled from KRI's shareholders, rather than

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(4) Assuming that the fair market value and the basis in the hands of the creditors equal the face amount of the Payable and the Long-Term Note, respectively, then none of the parties to the transfers of the Payable and the Long-Term Note will recognize gain (or income) or loss (or deductions) as a result of the transfers. SEE Section 721; Treas. Reg. Section 1.1502-13(g); Prop. Treas. Reg. Section 1.1502-13(g)(3); Section 108(e)(6).

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 5


from KRM (or another member of the Distributing Group). Accordingly, the Proposed Transaction is necessary to facilitate the acquisition of the stock of Controlled by Acquirer.

                              PROPOSED TRANSACTION

For the reasons discussed above, the parties propose the following steps (the "Proposed Transaction"):

  (i) KRM will distribute all of the stock of Controlled to its sole shareholder, KRH (the "First Distribution").

 (ii) KRH will distribute all of the stock of Controlled to its sole shareholder, KRI (the "Second Distribution").

(iii) KRI will distribute all of the stock of Controlled to its shareholders pro rata (the "Third Distribution").

 (iv) The shareholders of KRI will then transfer all of the stock of Controlled to Acquirer in exchange solely for Acquirer voting stock (the "Acquisition"). Immediately after consummation of the Acquisition, the KRI shareholders will own, in the aggregate, approximately 19 percent of the outstanding stock of Acquirer.

                                 REPRESENTATIONS

The management of KRI makes the following representations, including representations required by Rev. Proc. 96-30, 1996-1 C.B. 696, in connection with step (iii) above:

        (a) After the Proposed Transaction, Controlled will not be indebted to KRI or any member of the Distributing Group, except for amounts arising out of the course of ordinary intercompany operations. Such debt, if any, will not constitute stock or securities.

        (b) No part of the stock of Controlled distributed in the Third Distribution will be received by a shareholder of KRI as a creditor, employee, or in any capacity other than that of shareholder of KRI.

        (c) The 5 years of financial information submitted on behalf of KRI and Controlled is representative of each corporation's present operation, and with regard to such corporation, there have been no substantial operational changes since the date of the last financial statements submitted.

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 6


        (d) No changes in the ownership of the stock of KRI have occurred during the five year period ending on the date of the Proposed Transaction, except for (i) gifts of KRI stock to charitable organizations, charitable trusts, or charitable split-interest trusts (the non-charitable beneficiary (or beneficiaries) of which is the donor shareholder, or one or more family members, as defined in Section 267(c)(4), of the donor shareholder), and
                (ii) gifts of KRI stock for estate planning purposes to one or more family members as defined in Section 267(c)(4) of the shareholder or to entities if the shareholder is considered under the constructive ownership rules of Section 267(c) to own any Distributing 3 stock owned by such entity.

        (e) Following the Third Distribution, KRI and Controlled will each continue the active conduct of its business, independently and with its separate employees.

        (f) The distribution of the stock of Controlled will be carried out for the following corporate business purpose: to facilitate the acquisition of the stock of Controlled by Acquirer. The distribution is motivated, in whole or substantial part, by this corporate business purpose.

        (g) It is the understanding of the management of KRI that Acquirer will consummate the acquisition only if it is able to acquire the stock of Controlled from KRI's shareholders, rather than from KRM (or another member of the Distributing Group).

        (h) There is no plan or intention by any shareholder who owns 5 percent or more of the stock of KRI, and the management of KRI, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder of KRI to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either KRI or Controlled after the Proposed Transaction other than (i) the proposed Acquisition described in step (iv) above, (ii) gifts of Acquirer, Controlled, or KRI stock to charitable organizations, charitable trusts, or charitable split-interest trusts (the non-charitable beneficiary (or beneficiaries) of which is the donor shareholder, or one or more family members, as defined in
                Section 267(c)(4), of the donor shareholder), and (iii) gifts of Acquirer, Controlled, or KRI stock for estate planning purposes to one or more family members as defined in Section 267(c)(4) of the shareholder or to entities if the shareholder is considered under the constructive ownership rules of Section 267(c) to own any Acquirer, Controlled or KRI stock owned by such entity.

        (i) There is no plan or intention by either KRI or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Proposed Transaction.

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 7


        (j) Other than the Acquisition of the stock of Controlled, there is no plan or intention to liquidate either KRI or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the Proposed Transaction, except in the ordinary course of business.

        (k) KRI neither accumulated its receivables nor made extraordinary payment of its payables in anticipation of the Proposed Transaction.

        (l) Immediately before the distribution, items of income, gain, loss, deduction, and credit, if any, will be taken into account as required by the applicable intercompany transaction regulations. Further, KRI's excess loss account, if any, with respect to the stock of Controlled will be included in income immediately before the distribution.

        (m) Payments made in connection with all continuing transactions, if any, between Controlled and any member of the Distributing Group will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

        (n) No parties to the Proposed Transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

        (o) Neither KRI nor Controlled is an S corporation (within the meaning of Section 1361(a)), and there is no plan or intention by KRI or Controlled to make an S Corporation election pursuant to Section 1362(a).

                         FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the information contained in the "Statement of Facts and Representations" above, and provided that the Acquisition constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(B), we believe that the following federal income tax consequences should result from the Proposed
Transaction:

        (1) If Section 355 would otherwise apply, Section 355(f) will apply to the First and Second Distributions (steps (i) and (ii) of the Proposed Transaction), because they are intragroup distributions that are part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50 percent or greater interest in the distributing corporation or any controlled corporation, within the meaning of Section

Mr. Bill Gardiner                                                July 26, 1999
King Ranch, Inc.                                                        Page 8


                355(e)(2)(A)(ii). As a consequence, Section 355 (or so much of Section 356 as relates to Section 355) will not apply to the First and Second Distributions.(5)

        (2) The shareholders of KRI will recognize no gain or loss (and no amount will be included in their income) upon the receipt of the stock of Controlled as a result of the Third Distribution. (Section 355(a)(1)).

        (3) Section 355(e) will apply to the Third Distribution (step (iii) of the Proposed Transaction), because it is part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50 percent or greater interest in the distributing corporation or any controlled corporation, within the meaning of Section 355(e)
                (2)(A)(ii). As a consequence, the stock of Controlled will not be treated as qualified property for purposes of Section 355(c)
                (2). KRI will recognize gain upon the distribution of the stock of Controlled to its shareholders as if such stock were sold to the shareholders at its fair market value.

        (4) The aggregate basis of the Controlled and KRI stock in the hands of each shareholder after the Third Distribution will equal the aggregate basis of the KRI stock held immediately before the Proposed Transaction, allocated in proportion to the fair market value of each in accordance with Treas. Reg.
                Section 1.358-2(a)(2). (Section 358(b)(2)).

        (5) The holding period of the Controlled stock received by each KRI shareholder will include the holding period of the KRI stock with respect to which the distribution will be made, provided that the shareholder holds the KRI stock as a capital asset on the date of the distribution (Section 1223(1)).

        (6) As provided in Section 312(h), proper allocation of earnings and profits between KRI and Controlled will be made in accordance with Treas. Reg. Section 1.312-10(b).

        (7)     Assuming that the Acquisition qualifies as tax-free under
                Section 368(a)(1)(B), the Acquisition will not adversely affect opinions (1) through (6).

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(5) We note that even in the event that Sections 355(e) and (f) did not apply to the First and Second Distributions, it is not clear that either of these distributions would qualify as tax-free under Section 355. We have not established whether either KRM or KRH would satisfy the active trade or business requirement that is necessary for tax-free treatment under Section 355. This requirement is discussed in more detail below.

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                          Page 9


                                   ANALYSIS

REQUIREMENTS FOR QUALIFICATION UNDER SECTION 355. Section 355 provides generally for the tax-free distribution of the stock of a controlled subsidiary. In particular, where the requirements of Section 355 are satisfied, Section 355(a) provides for the tax-free receipt by a shareholder of a distributing corporation of the stock of a controlled subsidiary. In addition, Section 355(c) permits the distributing corporation to distribute the stock of a controlled subsidiary without the recognition of gain or loss. To qualify under Section 355, a transaction must satisfy each of the following requirements:

   (a) Immediately before the distribution, the distributing corporation must own stock constituting control of the corporation whose shares are being distributed. Section 368(c) defines the term "control" as the ownership of stock possessing at least 80 percent of the total combined voting power of the corporation and at least 80 percent of the total number of shares of all other classes of stock. Section 355(a)(1)(A).

   (b) Immediately after the distribution, both the distributing and the controlled corporations must be engaged in the active conduct of a trade or business. Section 355(a)(1)(C) and (b). This requirement is satisfied only if the trade or business is actively conducted throughout the five-year period ending on the date of the distribution.
        Section 355(b)(2).

   (c) The distributing corporation must distribute all of its stock and securities in the controlled corporation, or distribute enough stock to constitute control and establish to the satisfaction of the Commissioner that the retention of stock in the controlled corporation was not in pursuance of a plan having as one of its principal purposes the avoidance of federal income tax. Section 355(a)(1)(D).

   (d) The transaction must not be used principally as a device for the distribution of earnings and profits. Section 355(a)(1)(B).

   (e) In addition to the statutory requirements of Section 355, a distribution must be supported by a substantial corporate business purpose, a continuity of proprietary interest, and a continuity of business enterprise.

SECTION 355(e) AND (f). As discussed above, Section 355(c) permits a corporation to distribute the stock of a controlled subsidiary, i.e., qualified property without the recognition of gain or loss, provided that the requirements of Section 355 are satisfied. As an exception to the general rule of Section 355(c), Section 355(e)(1) provides generally that if there is a distribution to which Section 355(e) applies, any stock or securities in the controlled corporation shall not be treated as qualified property for purposes of Section 355(c)(2) or Section 361(c)(2). IRC Section 355(e)(2)(A) provides that Section 355(e)

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 10


applies to any distribution (i) to which Section 355 (or so much of Section 356 as relates to the section) applies, and (ii) which is part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50 percent or greater interest in the distributing corporation or any controlled corporation. The term "50 percent or greater interest" means stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote or at least 50 percent of the total value of shares of all classes of stock.

Assuming that Section 355 would otherwise apply, Section 355(f) provides that
Section 355 shall not apply to the distribution of the stock of one member of an affiliated group to another member if such distribution is part of a plan described in Section 355(e)(2)(A)(ii). In other words, if Section 355(f) applies to an intragroup distribution, neither Section 355(a) nor
Section 355(c) will apply to cause the transaction to be tax-free to either the distributee/shareholder or the distributing corporation, respectively.

     (i) APPLICATION OF SECTION 355(e) AND (f) TO THE FIRST AND SECOND DISTRIBUTIONS.

As discussed above, the First, Second and Third Distributions will occur as part of a plan pursuant to which Acquirer will acquire a 50 percent or greater stock interest in Controlled. Acquirer plans to acquire the stock of Controlled in exchange for Acquirer stock. Acquirer has indicated that it does not want to acquire the stock of Controlled from a member of the Distributing Group, because Acquirer does not want a significant corporate shareholder. Thus, each distribution is a step in a plan to facilitate the Acquisition. Once the Acquisition is consummated, the shareholders of KRI will own approximately 19 percent of the outstanding stock of Acquirer, thereby retaining only approximately a 19 percent indirect interest in Controlled.

Assuming that Section 355 would otherwise apply, Section 355(f) will apply to the First and Second Distributions, because each distribution will occur pursuant to a plan described in Section 355(e)(2)(A)(ii).(6) As a result, neither Section 355(a) nor Section 355(c) will apply to the parties to the First and Second Distributions. Instead, the First Distribution will constitute a taxable distribution of the stock of Controlled by KRM to KRH. Similarly, the Second Distribution will constitute a taxable distribution of the stock of Controlled by KRH to KRI.

The First Distribution will constitute an intercompany distribution from KRM to KRH within the meaning of Treas. Reg. Section 1.1502-13(b)(1). Pursuant to Treas. Reg. Section 1.1502-13(f)(2)(ii), the intercompany distribution is not included in the gross


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(6) As noted above, it is not clear whether either the First or Second
Distribution would qualify as tax-free under Section 355. It is not clear whether either KRM or KRH would satisfy the active trade or business requirement that is necessary for tax-free treatment under Section 355.

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 11


income of KRH, to the extent that there is a corresponding negative adjustment reflected under Treas. Reg. Section 1.1502-32 in KRH's basis in the stock of KRM. Under Section 301(d), KRH's basis in the stock of Controlled received will equal the fair market value of those shares. KRM will have a deferred intercompany gain or loss to the extent of the difference between the fair market value of the Controlled shares and KRM's basis in those shares. Under Treas. Reg. Section 1.1502-13, the deferred gain or loss will be triggered when Controlled leaves the Distributing Group. At that time, KRH's basis in the stock of KRM will be increased (or decreased) to reflect the gain (or loss) triggered.

The Second Distribution will constitute an intercompany distribution from KRH to KRI within the meaning of Treas. Reg. Section 1.1502-13(b)(1). Pursuant to Treas. Reg. Section 1.1502-13(f)(2)(ii), the intercompany distribution is not included in the gross income of KRI, to the extent that there is a corresponding negative adjustment reflected under Treas. Reg. Section 1.1502-32 in KRI's basis in the stock of KRH. Under Section 301(d), KRI's basis in the stock of Controlled received will equal the fair market value of those shares. KRH will have a deferred intercompany gain or loss to the extent of the difference, if any, between the fair market value of the Controlled shares and KRH's basis in those shares. Under Treas. Reg. Section 1.1502-13, the deferred gain or loss will be triggered when Controlled leaves the Distributing Group. At that time, KRI's basis in the stock of KRH will be increased (or decreased) to reflect the gain (or loss) triggered.

     (ii)  APPLICATION OF SECTION 355(e) TO THE THIRD DISTRIBUTION

Unlike the First and Second Distributions, the Third Distribution is not an intragroup distribution. KRI will distribute the stock of Controlled out of the Distributing Group to its shareholders. As a result, Section 355(e), and not Section 355(f), will apply to the Third Distribution. Pursuant to Section355(e)(1), the stock of Controlled will not be qualified property for purposes of Section 355(c)(2). However, Section 355(a)(1) will apply to the shareholders' receipt of the stock of Controlled. Thus, provided that the requirements of Section 355 are otherwise satisfied, the Third Distribution will be taxable to KRI, while no gain or loss will be recognized by the shareholders of KRI upon their receipt of the stock of Controlled.

APPLICATION OF THE SECTION 355 REQUIREMENTS TO THE THIRD DISTRIBUTION. As a result of the application of Section 355(f), Section 355 will not apply to the First and Second Distributions. Thus, the remainder of this analysis focuses on the Section 355 requirements as they relate to the Third Distribution.

CONTROL IMMEDIATELY BEFORE THE DISTRIBUTION AND DISTRIBUTION OF CONTROL REQUIREMENTS. Immediately before the Third Distribution, and upon consummation of the First and Second Distributions, KRI will own all of the outstanding stock of Controlled. Moreover, KRI will distribute all of the stock of Controlled to its shareholders pro rata. Thus, the control requirements will be satisfied.

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 12


The fact that Acquirer will acquire all of the stock of Controlled immediately after the Third Distribution and as part of the same plan will not preclude KRI from being considered to own and distribute stock of Controlled constituting control. In Rev. Rul. 98-27, 1998-2 I.R.B. 4, the Internal Revenue Service (the "Service") stated that it would not apply the step transaction doctrine to determine whether the distributed corporation was a controlled corporation immediately before the distribution under
Section 355(a) solely because of any post-distribution acquisition or restructuring of the distributed corporation, whether prearranged or not.(7)

In addition, the Service has acknowledged that a distributing corporation can receive the stock of a controlled corporation immediately prior to distributing it, if the distributing corporation receives the stock as a result of a distribution from a subsidiary. Rev. Rul. 62-138, 1962-2 C.B. 95, involved two successive distributions of the stock of a controlled subsidiary for a valid corporate business purpose. In that ruling, Parent, a corporation engaged in banking, owned all of the stock of Subsidiary, a corporation engaged in an active real estate business. For a valid business purpose, Subsidiary transferred a business to newly formed Controlled and distributed the stock of Controlled to Parent. Parent then distributed the stock of Controlled to its shareholders. The Service determined that each distribution qualified a tax-free under Section 355.

ACTIVE CONDUCT OF A TRADE OR BUSINESS. To satisfy the active trade or business requirement of Section 355(b), (i) the distributing and controlled corporations must each be engaged in the active conduct of a trade or business immediately after the distribution; (ii) the businesses must have been actively conducted for the 5-year period immediately before the distribution; and (iii) neither the active businesses nor the stock of a controlled corporation conducting such an active business may have been acquired in a taxable transaction during the five year period preceding the distribution. Section 355(b)(1) and (2).

The five year active business requirement is satisfied if the businesses have been actively conducted by the distributing and controlled corporations for five years before the distribution. Generally, a corporation is considered to be engaged in the active conduct of a trade or business if it carries on a specific group of activities, including the collection of income, for the purpose of earning a profit. The group of activities should include every operation that forms a part of, or a step in, the process of earning such profit. Treas. Reg. Section 1.355-3(b)(2)(ii). The determination of whether a trade or business is active is


--------------
(7) SEE Rev. Rule. 98-44, 1998-37 I.R.B. 4 (declaring obsolete Rev.
Rul. 70-225, 1970-1 C.B. 80. Rev. Rul. 70-225 involved a distribution of the stock of a newly formed controlled corporation followed by an acquisition of the stock of the controlled corporation; applying the step transaction doctrine, the Service concluded that the transaction was an integrated plan, the distributing corporation did not distribute control of the controlled corporation.).

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 13


based on all of the relevant facts and circumstances. Treas. Reg.
Section 1.355-3(b)(2)(iii). In RAFFERTY V. COMMISSIONER, 452 F.2d 767 (1st Cir. 1971), the court concluded that "in order to be an active trade or business under Section 355, a corporation must engage in entrepreneurial endeavors of such a nature and to such an extent as to qualitatively distinguish its operations from mere investments."

As described immediately below, KRI and Controlled each satisfy the "active conduct of a trade or business" requirement as defined in Section 355(b), because (i) KRI will continue to directly operate its historic Agribusiness Operations following the Proposed Transaction, and (ii) Controlled will continue to conduct its historic Energy Business Operations.

Even though KRI will receive the stock of Controlled as a taxable distribution from KRH, the distribution will not constitute the acquisition of control in a transaction in which gain or loss is recognized in whole or in part within the meaning of Section 355(b)(2)(D)(ii). Section 355(b)(2)(D)(ii) provides that a corporation shall be treated as engaged in the active conduct of a trade or business if and only if "control of a corporation which (at the time of acquisition of control) was conducting such trade or business . . . was so acquired by any such corporation within [the five year period ending on the date of the distribution], but, in each case in which such control was so acquired, it was so acquired, only by reason of transactions in which gain or loss was not recognized in whole or in part, or only by reason of such transactions combined with acquisitions before the beginning of such period."

In Rev. Rul. 69-461, 1969-2 C.B. 52, the Service concluded that
Section 355(b)(2)(D)(ii) did not apply to facts similar to those currently under consideration. In that ruling, X owned all of the stock of Y. In 1963, Y purchased for cash all of the stock of Z, which conducted an active trade or business. In 1966, Y distributed all of the stock of Z to X. In 1969, X distributed the stock of Z to its shareholders. Because Y had not owned the Z stock for at least five years, Y's distribution of the stock did not qualify as tax-free under Section 355. With respect to X's distribution of the stock of Z, however, the ruling states that

         [d]istributions of stock from one corporation to another corporation, where the distributee is in control of the distributor is not the type of transaction to which Section 355(b)(2)(D) was intended to apply.
         Section 355(b)(2)(D) was intended to prevent the acquisition of stock of a corporation conducting an active trade or business in a taxable transaction from a party not within the direct or indirect control of the distributing corporation.

         Where the distributing corporation acquires the stock of the controlled corporation as the result of a distribution from a subsidiary that merely has

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 14


         the effect of converting indirect control into direct control, the abuse that section 355(b)(2)(D) of the Code was designed to prevent is not present. This section of the Code applies to a transaction in which stock is acquired from a corporation outside a direct chain of ownership.

Thus, the Service concluded in Rev. Rul. 69-461 that since the Z stock was acquired by Y at least five years prior to X's distribution of such stock to its shareholders, the requirement of Section 355(b)(2)(D) was satisfied. Similarly, the fact that KRI will receive the stock of Controlled as a taxable distribution from KRH will not prevent the requirements of
Section 355(b)(2)(D) from being satisfied.(8)

DEVICE TO DISTRIBUTE EARNINGS AND PROFITS. Section 355(a)(1)(B) and Treas. Reg. Section 1.355-2(d) provide that Section 355 does not apply to a transaction used principally as a device for the distribution of the earnings and profits of the distributing corporation, the controlled corporations, or both. The regulations provide that, generally, the determination of whether a transaction will be used principally as a device will be made from all of the facts and circumstances, including but not limited to, the presence or absence of certain factors described therein.

Factors that constitute evidence of device include the following: (i) a pro rata distribution of the controlled corporation stock to the shareholders of the distributing corporation;(9) (ii) a sale or exchange of the stock of the distributing or controlled corporations after the distribution;(10) (iii) the existence of assets that are not used in the conduct of a trade or business;(11) and (iv) a business of either the distributing or controlled corporations (or a corporation controlled by either) that is a "secondary business" (a business whose principal function is to serve the business of the other corporation) that continues as a secondary business for a significant period after the distribution and can be sold without adversely affecting the business of the corporation.(12)


--------------
(8) SEE ALSO Rev. 78-442, 1978-2 C.B. 143 (concluding that the recognition of gain under Section 357(c) upon the transfer of a business from a distributing corporation to a controlled corporation will not cause Section 355(b)(2)(C) to apply. The ruling reasons that Section 355(b)(2)(C) is intended to prevent the acquisition of a trade or business by a distributing or controlled corporation from an outside party in a taxable transaction within 5 years of a purported Section 355 distribution. Section 355(b)(2)(C) was not intended to apply to an acquisition of a trade or business by the controlled corporation from the distributing corporation.).

(9)  Treas. Reg. Section 1.355-2(d)(2)(ii).

(10) Treas. Reg. Section 1.355-2(d)(2)(iii).

(11) Treas. Reg. Section 1.355-2(d)(2)(iv).

(12) Treas. Reg. Section 1.355-2(d)(2)(iv)(C).

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 15


Nondevice factors include (i) a corporate business purpose which supports/motivates the transaction;(13) (ii) a distributing corporation that is publicly traded and widely held;(14) and (iii) a distribution to one or more domestic corporate shareholders that, if section 355 did not apply, would be entitled to a deduction under Section 243(a).(15)

The Proposed Transaction will not constitute a device to distribute earnings and profits. As discussed above, each distribution in the series of distributions is motivated by a corporate business purpose, namely the acquisition of Controlled by Acquirer. Moreover, although the distributions are part of a plan pursuant to which the shareholders of KRI will exchange their Controlled shares for Acquirer shares, this will not cause the distribution to be a device. The shareholders will retain their ownership of Controlled through their stock in Acquirer. Moreover, the Service has permitted a distribution of stock to be followed by the tax-free acquisition of either the distributing or the controlled corporation.(16) Apart from the Acquisition, the shareholders of KRI have no plan or intention to dispose of their stock in KRI, Controlled or Acquirer.

BUSINESS PURPOSE. Treas. Reg. Section 1.355-2(b) provides that Section 355 applies to a transaction only if it is carried out for one or more corporate business purposes. A transaction is carried out for a corporate business purpose if it is motivated, in whole or in substantial part, by one or more corporate business purposes. A corporate business purpose is a real and substantial non-federal tax purpose germane to the business of the distributing and controlled corporations (or the affiliated group as defined in Treas. Reg. Section 1.355-3(b)(4)(iv)) to which the distributing corporation belongs. Treas. Reg. Section 1.355-2(b)(3) provides that the business purpose requirement is not satisfied if a corporate business purpose can be achieved through a nontaxable transaction that does not involve the distribution of controlled stock and which is neither impractical nor unduly expensive.


--------------
(13) Treas. Reg. Section 1.355-2(d)(3)(ii).

(14) Treas. Reg. Section 1.355-2(d)(3)(iii).

(15) Treas. Reg. Section 1.355-2(d)(3)(iv).

(16) SEE Rev. Rul. 75-406, 1975-2 C.B. 125, MODIFIED BY Rev. Rule. 96-30,
1996-1 C.B. 35, OBSOLETED BY Rev. Rul. 98-27, 1998-22 I.R.B. 4 (involving the distribution of a controlled corporation followed by a tax-free merger of the controlled corporation with and into acquiring. The Service explained that the distribution was not a device to distribute earnings and profits, because after the transaction, the shareholders maintained a continuing stock interest in the distributing corporation directly, and in the controlled corporation indirectly through stock of the acquiring. Modified and obsoleted on other grounds). SEE ALSO Rev. Rule. 68-603, 1968-2 C.B. 148 (indicating the extent to which the Service will follow the decision in MARY ARCHER W. MORRIS TRUST, 367 F.2d 794 (4th Cir. 1966), permitting a spin-off followed by a reorganization of the distributing corporation); Rev. Rul. 78-251, 1978-1
C.B. 89 (involving a spin-off followed by the acquisition of the stock of a parent corporation by an unrelated corporation in a Type B reorganization); Rev. Rul. 70-434, 1970-2 C.B. 83 (same).

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 16


As described in detail above, the business purpose for the Proposed Transaction is to facilitate the acquisition of Controlled by Acquirer. To accommodate Acquirer, Controlled must be owned directly by diverse shareholders, rather than a single corporate shareholder.(17) No practical, non-taxable alternative to the Proposed Transaction exists.

CONTINUITY OF SHAREHOLDER INTEREST. Treas. Reg. Section 1.355-2(c) provides that Section 355 applies to a separation that effects only a readjustment of continuing interests in the property of the distributing and controlled corporations. One or more persons who, directly or indirectly, were the owners of the enterprise prior to the distribution or exchange must own, in the aggregate, an amount of stock establishing a continuity of interest in each of the modified corporate forms in which the enterprise is conducted after the separation.

As discussed in detail above, following consummation of the Proposed Transaction, the shareholders of KRI will continue their ownership in KRI directly. Moreover, the shareholders will continue their ownership in Controlled indirectly through their stock in Acquirer. In Rev. Rul. 75-406, SUPRA, the Service acknowledged that the continuity of shareholder interest requirement will be satisfied even where a distribution is followed by a tax-free exchange of stock for stock of an acquiring corporation.

CONTINUITY OF BUSINESS OPERATION. Treas. Reg. Section 1.355-1(b) provides that Section 355 contemplates the continued operation of the business or businesses existing prior to the separation. Because KRI will continue its historic active business operations and Controlled will continue its historic active business operations as a subsidiary of Acquirer corporation, the continuity of business enterprise requirement should be satisfied.

SECTION 355(d)--DISQUALIFIED DISTRIBUTIONS. Section 355(d) provides an exception to the general rule of Section 355(c). Section 355(d) characterizes certain controlled subsidiary stock distributions as "disqualified distributions," thereby requiring the distributing corporation to recognize gain on the distribution. Section 355(d)(2) defines a "disqualified distribution" as any distribution to which Section 355 applies if, immediately after the distribution, any person holds disqualified stock in either the distributing or controlled corporation which constitutes a 50 percent or greater interest in such corporation. Section 355(d)(3) defines disqualified stock as any stock in the distributing or controlled corporation acquired by "purchase" during the five year period ending on the date of the distribution, or stock received in a distribution to the extent the distribution is attributable to stock acquired by "purchase."


--------------
(17) Rev. Rul. 68-603, SUPRA, acknowledges that this is a valid business purpose. SEE ALSO Rev. Rul. 78-251, SUPRA, Rev. Rul. 75-406, SUPRA, Rev. Rul. 70-434, SUPRA.

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 17


For purposes of applying Section 355(d), Section 355(d)(5) defines the term "purchase." Section 355(d)(5)(A) provides the general rule that a purchase is any acquisition if (i) the basis of the property acquired is not determined either by reference to the transferor's adjusted basis or under Section 1014, and (ii) the property is not acquired in an exchange to which Section 351, 354, 355, or 356 applies. Section 355(d)(5)(B) treats certain Section 351 exchanges as purchases, if the property received in the Section 351 exchange is acquired for any cash or cash item, any marketable stock or security, or any debt of the transferor. Finally, Section 355(d)(5)(C) provides that certain carryover basis transactions are treated as purchases. In particular, if a person acquires property from another person who acquired such property by purchase, and the acquirer's basis is determined by reference to the transferor's basis in such property, such acquirer is treated as having acquired the property by purchase on the date it was acquired by the transferor.

As of June 1, 1999, none of the shareholders of KRI acquired their stock in KRI by purchase as defined in Section 355(d) during the five year period immediately prior to the consummation of the Proposed Transaction. As a result, neither the KRI stock nor the Controlled stock is disqualified stock within the meaning of Section 355(d).

                               SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in paragraphs (1) through (7) of the section above entitled "Federal Income Tax Consequences." We have made no determination nor expressed any opinion as to (i) any employee benefit issues which may arise as a result of the Proposed Transaction; (ii) the fair market value of any property, including the stock of Controlled, transferred in the Proposed Transaction, or the extent of gain, if any, on the First or Second Distribution; (iii) whether the Acquisition qualifies as a reorganization within the meaning of Section 368(a)(1)(B); or (iv) whether KRH and KRM are each engaged in an active trade or business within the meaning of
Section 355(b). Furthermore, no opinion is expressed with respect to any state or local tax consequences of the Proposed Transaction.

Our opinion, as stated above, is based upon an analysis of the Internal Revenue Code, the Regulations, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variations or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. Further, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date thereof.

This letter is an opinion of Ernst & Young LLP as to the interpretation of existing law and, as such, is not binding on the Service or the courts. This letter may be used by KRI

Mr. Bill Gardiner                                                  July 26, 1999
King Ranch, Inc.                                                         Page 18


in responding to inquiries from the Internal Revenue Service regarding the Proposed Transaction.


                                            Very Truly Yours,

                                            /s/ RANDY

                                            T. Randall Cain
                                            Partner


Copy to:  Tracy Janik, Director of Tax, King Ranch, Inc.
          Kent E. Gerety, Manager, Ernst & Young LLP
          Brian B. Gibney, Partner, Ernst & Young LLP
          Kirsten Simpson, Senior Manager, Ernest & Young LLP